Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form 10 of our report dated September 23, 2021 relating to the financial statements of Quinton Group Inc. as of December 31, 2020 and December 31, 2019 and to all references to our firm included in this Registration Statement.

/s/ JP Centurion & Partners, PLT

Kuala Lumpur, Malaysia

September 23, 2021